EXHIBIT 10.17

                              CONSULTING AGREEMENT

         This Consulting Agreement made this 25th day of April, 2006 by and between Neah Power Systems, Inc. (the "Company"), a corporation located at 22122 20th Ave SE, Suite 161, Bothell, Washington 98021 and APEX Strategies, Inc. (the "Consultant"), a management consulting company with offices located at 21351 Ridgetop Circle, Suite 300, Dulles, VA 20166.

         The Company is engaged in the business of researching and developing fuel-cell-based electrical power solutions, with the objective of eventually manufacturing and marketing such solutions to customers, and, in furtherance of that business, desires to engage the Consultant, which is engaged in the business of assisting companies in establishing and growing a Public Sector customer base.

         In  consideration  of  the  mutual  terms,   conditions  and  covenants
hereinafter set forth, the parties agree as follows:

         1.       The Company engages the Consultant to perform the following:

      A. Assisting   the  Company  in  strategic   and   tactical   planning  in
             establishing and growing a Public Sector (United States (U.S.) Government (Federal) / State / Local) customer base.

      B. Assisting the Company in preparing proposals to obtain Public Sector contracts for the Company; PROVIDED that the Consultant is not required to continually expend more than 60 hours per week in preparing such proposals.

      C. Assist the Company as needed in establishing, implementing, maintaining and performing security, contract management and operational procedures for the award, implementation and ongoing administration of Public Sector contracts.

2. Unless sooner terminated in the manner set forth below, this Agreement will continue in full force and effect for twelve (12) months from the date hereof and may be renewed by the Company for an additional twelve (12) month period on the terms stated herein.

         3. For the services performed hereunder, the Company will pay the Consultant compensation limited to the following amounts:

      A. An  immediate   retainer  in  the  amount  of  Five  Thousand   Dollars
         ($5,000.00). This payment covers the period from April 25th, 2006 through May 31St, 2006.

      B. During the term of this Agreement, equal semi-monthly payments of Two Thousand Five Hundred Dollars ($2,500.00) for a total of Five Thousand Dollars ($5,000.00) per month. Each such semi-monthly payment will be due on the

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         1St and 16TH of each  month  starting  June  1St,  2006 and  continuing throughout the term of this Agreement.


      C. A reasonable commission in an amount to be negotiated on a contract-by-contract basis but not to exceed five (5) percent, based on revenues received by the Company under Public Sector contracts, task orders or purchase orders awarded to the Company during the term of this Agreement as a result of Consultant's first identifying the specific contracting opportunity to the Company and contributing in a direct, substantive and substantial way to capturing the contract, task order or delivery order, such as by materially assisting in preparing any written proposal or oral presentation that the Company submits or presents to the Public Sector customer; PROVIDED that the commission payments are reimbursable to the Company under such contract, task order or purchase order; PROVIDED FURTHER that no commissions are payable beyond the earlier of three years following the award of such contract, task order or purchase order or the expiration, termination or cancellation of this Agreement. Commission payments are payable fifteen (15) days following the date on which the Company receives payment from the Public Sector customer. Notwithstanding the foregoing, the Consultant is not entitled to any commission on revenues resulting, directly or indirectly, from (i) any and all past, present or future contracts, task orders or purchase orders with the Office of Naval Research ("ONR"); (ii) any and all past, present or future contracts or grants attributable to congressionally directed funding ("earmarks"); or (iii) the Company's pre-existing relationships with Thales and General Dynamics.

      D. Reimbursement of reasonable and pre-approved out-of-pocket expenses directly incurred in performing the work hereunder.

4. The Consultant shall not represent any Company engaged in bidding on the same proposals as the Company engages the Consultant to assist with during the lifetime of this Agreement and for twelve (12) months thereafter, unless the Company otherwise specifically authorizes the Consultant in writing.

5. Nothing contained in this Agreement shall be construed to constitute the Consultant as a partner, principal or employee of the Company, it being intended that the Consultant is an independent contractor.

6.       The Company  shall be  responsible  for all  material  submitted to the
Customer. Except for claims, liability and damages for infringement of intellectual property rights resulting from materials that the Consultant provides to the Company, the Consultant shall not be held liable for any of the material or content thereof that the Company submits to the Customer or for any actions by the Customer in regard to the submitted material. Where failure to perform under this Agreement is due to Consultant's own gross negligence, then the Consultant shall be liable for such failure. Consultant shall not be liable to the Company for any indirect or consequential damages under this Agreement. Except for claims or liability relating to infringement of intellectual property rights, the total liability, in the aggregate, of Consultant to the Company for any and all claims, liability and damages related to this Agreement is limited to the total compensation

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received by Consultant under this Agreement.

7. Confidential Information consists of any and all information that the Company provides to the Consultant that is marked as proprietary or confidential, is identified orally or in writing as proprietary or confidential, or that a reasonable person would understand in the circumstances to be proprietary or confidential. Additionally, all Company-specific materials and finished work product (as distinguished from generic market research products independently developed by the Consultant) that the Consultant prepares for or delivers to the Company are "work for hire," become the property of the Company, and shall be treated as Confidential Information of the Company. Except for work for the Company, the Consultant is strictly prohibited from reproducing, disclosing or using such Confidential Information. The confidentiality obligations of this section survive the expiration, termination or cancellation of this Agreement for a period of five (5) years.

8. Either Party may terminate this Agreement, and all of the party's non-surviving obligations under it, at any time by providing thirty (30) days written notification to the other Party.

9. In performing this Agreement, Consultant shall comply with all applicable state, federal and local laws; all executive orders and regulations; and all other standards of business conduct generally applicable to federal government contractors. Consultant represents and warrants that neither it, nor its principal officers, have been suspended or debarred by any Public Sector entity, and that Consultant will immediately notify the Company if it, or any of its principal officers, becomes the subject of a government audit or investigation, or is indicted, suspended or debarred. Consultant represents and warrants that it is aware of and will comply with the requirements of the Byrd Amendment and the Covenant Against Contingent Fees (FAR 52.203-5).

10. The Consultant may not subcontract or otherwise assign any of its rights or duties under this Agreement without the prior written consent of the Company, and any attempt to do so is null and void AB INITIO as between the Consultant and the Company.

11. Any notice, request, claim, demand, waiver, consent, or other communication which is required or permitted hereunder shall be in writing and shall be deemed given upon actual receipt if delivered personally, sent by facsimile transmission or electronic mail with receipt of delivery, sent by registered or certified mail (postage prepaid, return receipt requested), or by nationally recognized overnight courier service, as follows:

                         If to the Company:

                            NEAH POWER SYSTEMS. INC.
                            22122 20TH AVE SE, SUITE 161
                            BOTHELL, WA 98021

                         If to the Consultant:

                            APEX STRATEGIES, INC.
                            21351 RIDGETOP CIRCLE, SUITE 300
                            DULLES, VA 20166

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or to such  other  address  as the  Person to who notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, or other communication shall be deemed to have been given as of the date so delivered, sent by facsimile, sent by electronic mail, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

12. This Agreement shall be- governed and -construed in accordance with the laws of the Commonwealth of Virginia. Exclusive jurisdiction and venue shall be in the United States District Court for the Eastern District of Virginia, Alexandria Division, or the Circuit Court of Fairfax County, Virginia.

13. This Agreement sets forth the complete agreement and understanding between the Company and the Consultant relating to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements, written or oral, relating to its subject matter. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless agreed to in writing by a duly authorized official of the Party sought to be bound thereby.

14. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. Each Party represents to the other that this Agreement has been duly executed by it or its duly authorized officers or Consultants and constitutes a valid, binding and enforceable obligation of such Party.

15. The parties, by signing this Consulting Agreement below, represent they have the authority and capacity to agree to the above terms and conditions.

NEAH POWER SYSTEMS, INC.                    APEX STRATEGIES, INC.


BY:      /s/ Paul Abramowitz                BY:      /s/ Michael Gammill
         -------------------                         -------------------
         (Company)                                  (Consultant)
Printed name: Paul Abramowitz               Printed name: Michael Gammill
Title:   President & CEO                    Title:   President

Date:    April 25, 2006                     Date:    May 1, 2006